Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-93703) pertaining to the Western Union Financial Services, Inc. Retirement Savings Plan for Bargaining Unit Employees of First Data Corporation of our report dated June 24, 2004, with respect to the financial statements and supplemental schedule of the Western Union Financial Services, Inc. Retirement Savings Plan for Bargaining Unit Employees as of and for the year ended December 31, 2003, included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ Anton Collins Mitchell LLP

Denver, Colorado

June 24, 2004